Exhibit 3.1

Industry Canada / Industrie Canada

Canada Business Corporations Act (CBCA)
FORM 7
RESTATED ARTICLES OF INCORPORATION
(Section 180)

1 - Corporate name

XENON PHARMACEUTICALS INC.

2 - Corporation number

3 7 5 8 6 5 - 6

3 - The province or territory in Canada where the registered office is situated *(do not indicate the full address)*

British Columbia

4 - The classes and any maximum number of shares that the corporation is authorized to issue

See attached Schedule A

5 - Restrictions, if any, on share transfers

Not Applicable

6 - Minimum and maximum number of directors *(for a fixed number of directors, please indicate the same number in both boxes)*

Minimum number: 1 Maximum number: 10

7 - Restrictions, if any, on the business the corporation may carry on

Not Applicable

8 - Other provisions, if any

See attached Schedule B

9 - Declaration

I hereby certify that I am a director or authorized officer of the corporation and that these restated articles of incorporation correctly set out without substantive change, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation.

Signature: [signature]

Print name: Karen Corraini *Telephone number:* 604-484-3300

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

IC 3167E (2013/07) Page 1 of 2

Canada

SCHEDULE A

XENON PHARMACEUTICALS INC.
RESTATED ARTICLES OF INCORPORATION

1 .   Unlimited number of common shares; and

2.   Unlimited number of preferred shares issuable in series, all having the rights, privileges, restrictions and conditions shown in Exhibit l attached hereto.

EXHIBIT 1

l .    The common shares (the ''Common Shares") shall, as a class, have attached thereto the following rights, privileges, restrictions and conditions:

      (a)  Voting

    The holders of Common Shares shall be entitled to receive notice of and to attend at and to vote in person or by proxy at any general meetings of the shareholders of the Corporation and, at any general meeting of the shareholders of the Corporation, shall be entitled to one vote for each such Common Share held.

      (b)  Dividends

Subject to the priority rights of any other class of shares, the holders of Common Shares shall be entitled to receive, and the Corporation shall pay out of monies of the Corporation properly applicable to the payment of dividends, those dividends as the directors may in their absolute discretion declare from time to time.

      (c) Capital Distribution

In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs (whether voluntary or involuntary) or upon a reduction of capital (any of which events are hereinafter referred to as a "Capital Distribution"), the holders of Common Shares shall, subject to the priority rights of any other class of shares, be entitled to receive any further distribution of the property and assets of the Corporation on a pro rata basis per share.

2.    The preferred shares (the "Preferred Shares") shall, as a class, have attached thereto the following rights, privileges, restrictions and conditions:

      (a) Directors' Authority lo Issue in One or More Series

The directors of the Corporation rnay issue the Preferred Shares at any time and from time to time in one or more series. Before any shares of a particular series are issued, the directors of the Corporation shall fix the number of shares that will form such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the Preferred Shares of such series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or rates, amount or method or methods of calculation of dividends thereon, the currency or currencies of payment of dividends, the time and place of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any) and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the directors shall send to the Director (as defined in the Canada Business Corporations Act) articles of amendment containing a description of such series including the designation rights privileges, restrictions and conditions determined by the directors.

      (b)  Ranking uf  Preferred Shares

No rights, privileges, restrictions or conditions attached to a series of Preferred Shares shall confer upon a series a priority in respect of dividends or return of capital over any orher series of Preferred Shares. The Preferred Shares shall be entitled to priority over the Common Shares of the Corporation and over any other shares ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of Preferred Shares are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Preferred Shares of any series may also be given such other preferences not inconsistent with clauses (a) to (d) hereof over the Common Shares and over any other shares making junior to the Preferred Shares as may be determined in the case of such series of Preferred Shares.

      (c) Voting Rights

Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares, the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

      (d) Approval of Holders of Preferred Shares

The rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of Preferred Shares given as hereinafter specified.

The approval of the holders of Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Preferred Shares as a class or any other matter requiring the consent of the holders of the Preferred Shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution passed by the affirmative vote of at least 2/3 of the votes cast at a meeting of the holders of Preferred Shares duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct hereof shall be those from time to time prescribed by the Canada Business Corporations Act (as from time to time amended, varied or replaced) and the by-laws of the Corporations with respect to meetings or shareholders. On every poll taken at a meeting of holders of Preferred Shares as a class, or at a joint meeting of the holders of two or more series of Preferred Shares, each holder of Preferred Shares entitled to vote thereat shall have l vote in respect of each Preferred Share held by him/her.

SCHEDULE B

X ENON PHARMACEUTICALS INC.
RESTATED ARTICLES OF INCORPORATION

Subject to the provisions of the Canada Business Corporations Act, the directors may, between annual general meetings appoint one or more additional directors to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who hold office at the expiration of the last annual general meeting. The actual number of directors between the minimum of one (1) and maximum of ten (10) shall be fixed from time to time by the board of directors of the Corporation.